For Information Contact:    Jeffrey A. Stopko

    August 12, 2011

Executive Vice President & Chief Financial Officer

(814)-533-5310

AMERISERV FINANCIAL INC. RECEIVES $21 MILLION OF CAPITAL FROM THE SMALL BUSINESS LENDING FUND

JOHNSTOWN, PA – AmeriServ Financial, Inc. (NASDAQ: ASRV) today reported that it received $21 million from the Small Business Lending Fund (SBLF).  The SBLF is a voluntary program sponsored by the U.S. Department of Treasury that encourages small business lending by providing capital to qualified community banks at favorable rates.  The initial interest rate on the SBLF funds will be 5% and may be decreased to as low as 1% if growth thresholds are met for outstanding small business loans.  AmeriServ Financial Inc. used the SBLF proceeds to repurchase $21 million of outstanding preferred shares issued under the TARP Capital Purchase Program.  AmeriServ Financial Inc. also plans to proceed with the repurchase of the stock purchase warrant associated with the TARP Capital Purchase Program.

“We are pleased and excited to participate in the Small Business Lending Fund” commented Glenn L. Wilson, President and Chief Executive Officer.  “The SBLF is designed to bring community banks and small businesses together to help create jobs and promote economic growth in local communities.  As a leading community bank in the markets that we serve, the SBLF fits our strategic plan perfectly and will allow us to further increase our lending activity in small business commercial loans and owner occupied real-estate loans.”

This news release may contain forward-looking statements that involve risks and uncertainties, as defined in the Private Securities Litigation Reform Act of 1995, including the risks detailed in the Company's Annual Report and Form 10-K to the Securities and Exchange Commission.  Actual results, including the rate on the SBLF funds, may differ materially.